Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Natural Gas Services Group, Inc.
We consent to the incorporation by reference in the registration statement (No. 333-110954) on Form S-8, and the registration statements (No. 333-119502 and No. 333-122687) on Form S-3, of Natural Gas Services Group, Inc. of our report dated March 12, 2007, with respect to the consolidated balance sheets of Natural Gas Services Group, Inc. and subsidiaries as of December 31, 2005 and December 31, 2006 and the related consolidated statements of income, stockholders’ equity and cash flows for the years ended December 31, 2004, 2005 and 2006, which report appears in the December 31, 2006 Annual Report on Form 10-K of Natural Gas Services Group, Inc.
/s/ Hein & Associates LLP
Dallas, Texas March 12, 2007